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                                                                    EXHIBIT 99.2


                 [LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

July 27, 2001

Board of Directors
Orthodontic Centers of America, Inc.
3850 N. Causeway Boulevard, Suite 1040
Metairie, Louisiana 70002

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated May 16, 2001, to the Board of Directors of Orthodontic Centers of America, Inc. (the "Company"), in the Company's Registration Statement on Form S-4 to which this consent is filed as an exhibit (the "Registration Statement") and to the reference in the Registration Statement to our firm and to our opinion under the headings "The Merger -- Background of the Merger," "The Merger -- OCA's Reasons for the Merger" and "The Merger -- Fairness Opinion of OCA's Financial Advisor" and in Annex D thereto. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,


/s/ BANC OF AMERICA SECURITIES LLC